Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 1, dated as of July 20, 2015 (this “Amendment”), amends the Amended and Restated Rights Agreement, dated as of March 13, 2015, (the “Agreement”), by and between PINNACLE ENTERTAINMENT, INC. (the “Company”), a Delaware corporation, and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), Gold Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are, substantially concurrently herewith, entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 20, 2015, pursuant to which, among other things, the Company will be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving company under Delaware law, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), and each issued and outstanding share of Company Common Stock outstanding immediately prior to the Merger (other than shares of Company Common Stock that is owned or held in treasury by the Company and shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, its Subsidiaries or Merger Sub) shall be cancelled and converted automatically into and shall thereafter represent the right to receive 0.85 shares of the common stock of Parent and cash in lieu of fractional shares of Parent Common Stock.

WHEREAS, pursuant to resolutions adopted on July 20, 2015 (the “Board Resolutions”), the Board of Directors of the Company (the “Board”) has approved the Merger Agreement and declared its advisability;

WHEREAS, Section 27 of the Agreement provides that prior to the Distribution Date, and subject to the penultimate sentence of such Section 27 of the Agreement, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement in any respect without the approval of any holders of certificates representing Rights or shares of Company Common Stock;

WHEREAS, as of the date hereof, no Distribution Date has occurred and no person is an Acquiring Person; and

WHEREAS, pursuant to the Board Resolutions, the Company desires to supplement and amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Agreement.

(a) The definition of “Acquiring Person” in Section 1 of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), Gold Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub”), or their Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement by virtue of one or more of (i) the execution, delivery, performance or approval of the Agreement and Plan of Merger, dated as of July 20, 2015, by and among Parent, Merger Sub and the Company (the “Merger Agreement”), (ii) the execution, delivery, performance or approval of the OpCo Spin-Off Agreements, (iii) the execution, delivery, performance or approval of any other contract or instrument contemplated by the Merger Agreement or the OpCo Spin-Off Agreements, (iv) the announcement of the Merger Agreement or OpCo Spin-Off Agreements or any of the transactions contemplated by the Merger Agreement or OpCo Spin-Off Agreements or (v) the consummation (or announcements of the consummation) of the Merger or any of the other transactions contemplated by the Merger Agreement or by the OpCo Spin-Off Agreements (each of the events contemplated by clauses (i) – (v), an “Exempt Event”). “Effective Time,” “OpCo Spin-Off Agreements” and “Merger” have the meanings set forth in the Merger Agreement.

(b) The definitions of “Beneficial Owner,” “Beneficial Ownership” and “beneficially own” in Section 1(c) of the Agreement are hereby amended and supplemented by adding the following after the words “provided, further, that”:

“(w) none of Parent, Merger Sub or their respective Affiliates or Associates shall be, or shall be deemed to be, the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own,” any securities, or shall be, or shall be deemed to be, under this paragraph (c) to have an agreement, arrangement or understanding with any Person with respect to acquiring, holding, voting or disposing of any securities of the Company, by virtue of any Exempt Event,”

(c) The definition of “Section 11(a)(ii) Event” in Section 11(a)(ii) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “other than pursuant to any transaction set forth in Section 13(a) hereof”:

“(provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 11(a)(ii) Event)”

(d) The definition of “Section 13 Event” in Section 13(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “and the Company shall not be the continuing or surviving corporation of such consolidation or merger”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 13 Event;”

(e) The definition of “Stock Acquisition Date” in Section 1(m) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “to have occurred”:

“; and, provided further, that notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or result in, and shall not be deemed to have occurred as the result of, an Exempt Event.”

(f) Section 3(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earlier of (i) and (ii) above being the ‘Distribution Date’” in the fifth parenthetical of Section 3(a):

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

(g) Section 3 of the Agreement is hereby amended and supplemented to add the following Section 3(f):

“(f) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”

(h) Section 7(a) of the Agreement is hereby amended and replaced in its entirety with the following:

“Prior to the earliest of (i) the earlier of (x) the Close of Business on November 6, 2016 and (y) the first Business Day following the date on which the Company effects a distribution to its holders of Common Stock of all of the outstanding shares of the Subsidiary of the Company formed to effect the separation of the Company’s real estate into a separate publicly traded company (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged as provided in Section 24 hereof and (iv) immediately prior to the Effective Time of the Merger (but only if the Effective Time shall occur) (the earlier of (i), (ii), (iii) and (iv) being the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the other provisions hereof, including without limitation Sections 7(e), 7(f), 9(c), 11(a) and 23 hereof, exercise the Rights evidenced thereby, in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the number of Units of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.”

(i) Section 11(a) of the Agreement is hereby amended and supplemented to add the following Section 11(a)(iv):

“(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 11(a)(ii) Event, and this Section 11(a) shall not apply to any Exempt Event.”

(j) Section 13 of the Agreement is hereby amended and supplemented to add the following Section 13(f):

“(f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 13 Event, and this Section 13 shall not apply to any Exempt Event.”

(k) Section 30 of the Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be construed to give any holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of shares of Company Common Stock) or any other Person any legal or equitable rights, remedies or claims under this Agreement.”

2. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

3. Counterparts. This Amendment may be executed (including by facsimile and PDF) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

4. Effectiveness. This Amendment shall be deemed effective as of immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment and the Rights shall not then be redeemable, the right of redemption set forth in Section 23 of the Agreement shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by the Board of Directors.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:

Name:
Title:

[Signature Page to Amendment No. 1 to the Amended and Restated Rights Plan]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PINNACLE ENTERTAINMENT, INC.

By:

Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Jennifer Donovan
	Name:	Jennifer Donovan
	Title:	Senior Vice President

[Signature Page to Amendment No. 1 to the Amended and Restated Rights Plan]